EXHIBIT 99.1

TXI Announces $600 Million Offering of Senior Notes Due 2020

DALLAS, July 27, 2010 (GLOBE NEWSWIRE) -- Texas Industries, Inc. (NYSE:TXI) announced today that it has launched an offering for $600 million of senior notes due 2020 ("Senior Notes"). The offering of the Senior Notes, which is subject to market availability as well as other conditions, will be made only to qualified institutional buyers and outside the United States in compliance with Regulation S.

TXI intends to use the net proceeds from the Senior Notes offering to purchase its outstanding $550 million principal amount of 7 1/4% Senior Notes due 2013 pursuant to a tender offer and, to the extent there are net proceeds remaining, for general corporate purposes, including to redeem or otherwise acquire any remaining outstanding 7 1/4% Senior Notes due 2013.

The Senior Notes have not been registered under the Securities Act of 1933 (the "Securities Act") or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and state securities laws. This announcement shall not constitute an offer to sell or a solicitation of an offer to buy the notes.

Certain statements contained in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward looking statements. Forward looking statements may include the words "may," "will," "estimate," "intend," "continue," "believe," "expect," "plan," "anticipate," and other similar words. Such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, the impact of competitive pressures and changing economic and financial conditions on our business, the cyclical and seasonal nature of our business, the level of construction activity in our markets, abnormal periods of inclement weather, unexpected periods of equipment downtime, unexpected operational difficulties, changes in the cost of raw materials, fuel and energy, changes in cost or availability of transportation, changes in interest rates, the timing and amount of federal, state and local funding for infrastructure, delays in announced capacity expansions, ongoing volatility and uncertainty in the capital or credit markets, the impact of environmental laws, regulations and claims, changes in governmental and public policy, and the risks and uncertainties described in our reports on Forms 10-K, 10-Q and 8-K. Forward-looking statements speak only as of the date hereof, and we assume no obligation to publicly update such statements.

The Texas Industries, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6602

CONTACT:  Texas Industries, Inc.
          Kenneth R. Allen, Vice President, Finance,
           Chief Financial Officer
          972.647.6730
          kallen@txi.com